                                                                    EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NovaStar Financial, Inc., a Maryland corporation, and its subsidiaries

o    NovaStar Assets Corporation, a Delaware corporation
o    NovaStar Certificates Financing Corporation, a Delaware corporation
o    NovaStar Capital Access Corporation, a Delaware corporation

NFI Holding Corporation, a Delaware corporation, and its subsidiaries

o    NovaStar Mortgage, Inc., a Virginia corporation
o    NovaStar Home Mortgage, Inc., a Delaware corporation
o    NovaStar Capital, Inc., a Delaware corporation
o    NovaStar Mortgage Funding Corporation, a Delaware corporation
o    NovaStar Mortgage Funding Corporation II, a Delaware corporation
o    NovaStar Mortgage Funding Corporation III, a Delaware corporation
o    NovaStar REMIC Financing Corporation, a Delaware corporation